Exhibit 10.1
SEPARATION AGREEMENT
               SEPARATION AGREEMENT dated the 20th day of December, 2010 (the “Effective Date”), between VALEANT PHARMACEUTICALS INTERNATIONAL, INC. (the “Corporation”), VALEANT PHARMACEUTICALS INTERNATIONAL, INC. (“Valeant”) and Margaret Mulligan (“Ms. Mulligan”).
               WHEREAS Ms. Mulligan is serving as Executive Vice President, Chief Financial Officer of Valeant, pursuant to an Agreement entered into on November 11, 2010 (the “2010 Agreement”);
               WHEREAS the parties have agreed that Ms. Mulligan’ employment with Valeant shall terminate, and she will cease to serve as Executive Vice President, Chief Financial Officer of Valeant, effective as of the Termination Date;
               WHEREAS, concurrently with the execution of this Separation Agreement, Ms. Mulligan will be executing a resignation letter, resigning from her positions as an officer of Valeant and its subsidiaries;
               WHEREAS as a result of her ceasing to serve as Executive Vice President, Chief Financial Officer of Valeant, Ms. Mulligan will be entitled to receive certain payments and benefits provided for in the 2010 Agreement;
               WHEREAS Valeant and Ms. Mulligan desire to enter into this Separation Agreement (this “Agreement”) to set forth the parties’ agreement as to Ms. Mulligan’ entitlements and continuing obligations as a consequence of her termination of employment with Valeant.
               NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto agree as follows:
1.	Capitalized Terms. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the 2010 Agreement.

2.	Termination Date. The parties agree that the Termination Date shall be December 20, 2010; that Ms. Mulligan’ employment as Executive Vice President, Chief Executive Officer of Valeant shall terminate as of the Termination Date; and that Ms. Mulligan shall cease to have any obligations under the 2010 Agreement as of the Termination Date.

3.	Renumeration Upon Termination. The parties acknowledge that as a result of Ms. Mulligan’ termination of employment with Valeant, she shall be entitled to the following:
(a)	any accrued but unpaid salary or vacation pay;

(b)	subject to Ms. Mulligan executing the general release of claims attached hereto as Annex A (the “Release”), and any applicable revocation period expiring, within 60 days following the date hereof, a lump amount equal to US$1,784,787 (representing Ms. Mulligan’s 2010 annual bonus and all severance amounts payable to Ms. Mulligan), such amount to be payable within ten days following the expiration of the revocation period with respect to the executed Release;

(c)	subject to Ms. Mulligan executing the Release, and any applicable revocation period expiring,(i) Ms. Mulligan’s medical, dental and vision care benefits will continue until the earlier of (A) 24 months following the Termination Date, and (B) such time as Ms. Mulligan is eligible to receive medical, dental and vision benefits under a similar plan through a subsequent employer; (ii) Ms. Mulligan’s group life insurance coverage will continue for thirty (30) days following the Termination Date to provide the opportunity for transfer to individual coverage, following which the group life insurance coverage will expire; provided that, benefits coverage is subject to all exclusions and eligibility requirements as set out in applicable plans and policies and short-term and long-term disability coverage will cease on the Termination Date;

(d)	subject to Ms. Mulligan executing the Release, and any applicable revocation period expiring, within 60 days following the date hereof, outplacement services through one or more outside firms of Ms. Mulligan’s choosing up to an aggregate of $20,000, which services shall extend until the earlier of (i) 12 months following the Termination Date or (ii) the date that Ms. Mulligan secures full time employment; and

(e)	any unvested equity compensation awards held by the Ms. Mulligan as of the Termination Date, other than those equity awards granted pursuant to the 2010 Agreement, shall automatically accelerate and become one hundred percent (100%) vested and, as applicable, exercisable, as of the Termination Date (subject to blackouts under the applicable Company policy).
4.	Covenant Not to Solicit.
(a)	To protect the confidential information and other trade secrets of Valeant and its affiliates, Ms. Mulligan hereby agrees, that for a period of twelve (12) months following the Termination Date, not to solicit, attempt to solicit, or participate in or assist in any way in the solicitation or attempted solicitation of any employees or independent contractors of Valeant or any its affiliates. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of Valeant or any of its affiliates to become employed with any other person, partnership, firm, corporation or other entity. Ms. Mulligan agrees that the covenants contained in this paragraph are reasonable and

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necessary to protect the confidential information and other trade secrets of Valeant and its affiliates, provided, that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.

(b)	It is the intent and desire of Ms. Mulligan and Valeant (and its affiliates) that the restrictive provisions in this subsection be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision in this subsection shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made. Ms. Mulligan acknowledges that Valeant or its affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Ms. Mulligan breaches her obligations under this subsection. Accordingly, Ms. Mulligan agree that Valeant and its affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Ms. Mulligan of her obligations under this subsection in any Federal or state court sitting in the State of New Jersey, or, at Valeant’s (or its affiliate’s) election, in any other state or jurisdiction in which Ms. Mulligan maintains her principal residence or her principal place of business. Ms. Mulligan agrees that Valeant or its affiliates may seek the remedies described in the preceding sentence notwithstanding any arbitration or mediation agreement that Ms. Mulligan may enter into with Valeant or any of its affiliates. Ms. Mulligan hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by Valeant or its affiliates to obtain that injunctive relief, and Ms. Mulligan agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Ms. Mulligan to Valeant, or in any other manner authorized by law.
5.	Other Company Policies. Ms. Mulligan agrees that she shall continue to be bound to the terms of the Confidentiality Agreement and Schedule, the Standards of Business Conduct, and any other policies of Valeant and its affiliates that survive termination of employment.

6.	Indemnification. Ms. Mulligan shall be indemnified by Valeant as provided in its by-laws or, if applicable, pursuant to any indemnification agreement Ms. Mulligan may have with Valeant as of the date hereof.

7.	Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on

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nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.
8.	This Agreement sets forth the entire agreement between Ms. Mulligan and Valeant concerning the resignation of Ms. Mulligan’s employment, and supersedes any other written or oral promises concerning the subject matter of this Agreement. For the avoidance of doubt, all Company equity awards granted to Ms. Mulligan pursuant to the 2010 Agreement shall be forfeited, without consideration, on the Termination Date. No waiver or amendment of this Agreement will be effective unless it is in writing, refers to this Agreement, and is signed by the Chief Executive Officer of Valeant.
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.
By:	/s/ Mark Durham

/s/ Margaret Mulligan
MARGARET MULLIGAN

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ANNEX A
General Waiver & Release
This Legal Release (“Release”) dated as of the last date executed below (the “Release Date”) is between Valeant Pharmaceuticals International, Inc. (the “Company”) and Margaret Mulligan (“Employee”).
     Employee Release. Employee, on behalf of himself, and Employee’s heirs, executors, administrators, and/or assigns, does hereby RELEASE AND FOREVER DISCHARGE the Company, together with its parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, agents, insurers, and reinsurers of such plans) past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, the “RELEASEES”), of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Employee or which Employee’s heirs, executors administrators, or assigns hereafter ever had, now have, or may have, from the beginning of time to the date Employee executes this Release except as expressly set forth herein. This general waiver and release does not include any claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected which may come into existence post the date of this Release.
     The claims being waived and released include, without limitation:
          a. any and all claims of violation of any foreign or United States federal, state, provincial and local law arising from or relating to Employee’s recruitment, hire, employment and termination of employment with the Company;
          b. any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, and violation of public policy;
          c. all claims to disputed wages, compensation, and benefits, including any claims for violation of applicable state laws relating to wages and hours of work;
          d. any and all claims for violation of any state or federal statute or regulation relating to termination of employment, unlawful discrimination, harassment or retaliation under applicable federal, state and local constitutions, statutes, laws, and regulations (which includes, but is not limited to, the Age Discrimination in Employment Act, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. 1981, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the New Jersey Law Against Discrimination and Conscientious Employee Protection Act, the California Fair Employment and Housing Act and the California Family Rights Act), the

Ontario Employment Standards Act, 2000, Human Rights Code, and Workplace Safety and Insurance Act; and
          e. any and all claims for monetary damages and any other form of personal relief.
     In waiving and releasing any and all claims against the Releasees, whether or not now known to Employee, Employee understands that this means that, if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Release will remain effective in all respects — despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Release if Employee had prior knowledge of such facts.
     In order to waive and release any and all claims against the Releasees, whether or not now known, Employee expressly waives and releases all rights under California Civil Code section 1542 (or under any similar statute in any other jurisdiction) which states (language in parentheses added):
A general release does not extend to claims which the creditor (e.g., Employee) does not know or suspect to exist in her favor at the time of executing the release, which, if known by her, must have materially affected her settlement with the debtor (e.g., the Company).
     The only claims that are not being waived and released by Employee hereunder are claims Employee may have for:
          a. unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;
          b. continuation of existing participation in Company-sponsored group health benefit plans, at Employee’s full expense, under the United States federal law known as “COBRA” and/or under any applicable state counterpart law;
          c. any benefit entitlements that are vested as of the Separation Date pursuant to the terms of a Company-sponsored benefit plan governed by the United States federal law known as “ERISA;”
          d. stock and/or vested option shares pursuant to the written terms and conditions of Employee’s existing stock option or other equity award grants and agreements, existing as of the Termination Date;
          e. violation of any foreign or United States federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;
          f. any claims, causes of actions, suits, lawsuits, debts, or demands whatsoever arising out of or relating to the Employee’s right to enforce the terms of this Release and the Separation Agreement dated December 20, 2010; and

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          g. any wrongful act or omission occurring after the date Employee signs this Release.
     Nothing in this Release, prevents or prohibits Employee from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law. However, Employee understands that, because Employee is waiving and releasing all claims “for monetary damages and any other forms of personal relief” through the date upon which Employee signs this Release, Employee may not recover any monetary relief from such a claim and may only seek and receive non-personal forms of relief through any such claim.
     Confidentiality of this Release. Employee agrees, covenants and promises that Employee has not communicated or disclosed, and will not hereafter communicate or disclose, the terms of this Release, to any persons with the exception of: (1) members of Employee’s immediate family, Employee’s attorneys, accountants, tax, or financial advisors, each of whom shall be informed of this confidentiality obligation and shall agree to be bound by its terms; (2) to the Internal Revenue Service or state or local taxing authority; (3) as is expressly required or protected by law; or (4) in any action to challenge or enforce the terms of this Release provided that such disclosure is protected from public disclosure by an appropriate confidentiality order to the maximum extent permitted by applicable authority. Employee agrees to be liable for any breach of this Paragraph by the individuals identified in clause (1) above.
     Nondisparagement. Employee agrees not to make written or oral statements about the Company or the Releasees that are negative or disparaging. Notwithstanding the forgoing, nothing in this Agreement shall preclude Employee from communicating or testifying truthfully (i) to the extent required or protected by law, (ii) to any federal, state, provincial or local governmental agency, or (iii) in response to a subpoena to testify issued by a court of competent jurisdiction.
     No Admission. Nothing about the fact or content of this Release shall considered to be or treated by Employee or the Company as an admission of any wrongdoing, liability or violation of law by Employee or by any Releasee.
     Consideration & Revocation Periods; Effective Date. Employee acknowledges that (a) the Company has advised her of her right to consult with an attorney prior to signing this Release; (b) she has carefully read and fully understands all of the provisions of this Release, and (c) she is entering into this Release, including the releases set forth herein, knowingly, freely and voluntarily in exchange for good and valuable consideration (including, but not limited to, a general release and waiver by the Company and mutual nondisparagement covenant, to which she would not be entitled in the absence of signing this Release). Employee has sixty (60) calendar days to consider this Release, although she may sign it sooner.
     In addition, for the period of seven (7) calendar days after the date Employee signs this Release (“7-day Revocation Period”), Employee may revoke it by delivering written notice of revocation to the Company by hand-delivery or by facsimile or e-mail transmission using the street, facsimile or e-mail address for the Company stated below.

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     Because of this 7-day Revocation Period, this Release will not become effective and enforceable until the eighth calendar day after the date Employee signed it, provided that Employee has delivered Employee’s signed Release to the Company, and Employee did not revoke the Release (“Effective Date”).
     Delivery to the Company. Employee should return this Release, signed by Employee (and any notice of revocation, if applicable) to:
Valeant Pharmaceuticals International, Inc.
7150 Mississauga Road
Mississauga, Ontario
L5N 8M5
Attn: Mark Durham, SVP, Human Resources
     Judicial Interpretation/Modification; Severability. In the event that this Release shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the Release shall be voidable at the sole discretion of the Company.
     Changes to Release. No changes to this Release can be effective except by another written agreement signed by Employee and by the Company’s Senior Vice President of Human Resources.
     Complete Agreement. Except for the Separation Agreement entered into with the Employee, this Release, as of the Effective Date, cancels, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in-law) between Employee and the Company regarding all of the subjects covered by this Release. This Release is the full, complete and exclusive agreement between Employee and the Company regarding all of the subjects covered by this Release, and neither the Employee nor the Company is relying on any representation or promise that is not expressly stated in this Release.

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Dated:	December 20, 2010	By:	/s/ Mark Durham

Mark Durham, SVP, Human Resources
I HAVE READ THIS RELEASE. I UNDERSTAND THAT I AM GIVING UP IMPORTANT RIGHTS. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE CONSIDERATION PERIOD, AND THAT THE COMPANY HAS ADVISED ME TO UNDERTAKE SUCH CONSULTATION BEFORE SIGNING THIS RELEASE. I SIGN THIS RELEASE FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

Dated:	December 20, 2010	/s/ Margaret Mulligan

Margaret Mulligan

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